As filed with the Securities and Exchange Commission on March 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYMMETRY MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	35-1996126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 W. Market Street Warsaw, Indiana	46580
(Address of Principal Executive Offices)	(Zip Code)

Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan

Symmetry Medical Inc. 2003 Stock Option Plan

Symmetry Medical Inc. 2002 Stock Option Plan

(Full title of the plans)

Brian Moore

President and Chief Executive Officer

Symmetry Medical Inc.

220 West Market Street

Warsaw, Indiana 46580

(Name and address of agent for service)

Telephone: (574) 268-2252

(Telephone number, including area code, of agent for service)

Copy to:

John M. Jennings

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

Telecopy: (312) 861-2200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	1,673,333(2)	$19.60(3)	$32,797,326.80(3)	$3,860.25(3)
Common Stock, par value $0.0001 per share	830,955(4)	$3.02(5)	$2,509,484.10(5)	$295.37(5)
Total	2,504,288	—	$35,306,810.90	$4,155.62

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 1,673,333 shares issuable upon the exercise of stock options, stock appreciation rights, restricted stock, performance awards or other stock-based awards which have been or may be granted under the Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan.

(3)	Estimated pursuant to Rule 457(c) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the average of the high and low prices reported for the shares on the New York Stock Exchange on March 22, 2005.

(4)	Represents (a) 778,820 shares issuable upon exercise of stock options granted under the Symmetry Medical Inc. 2003 Stock Option Plan and (b) 52,135 shares issuable upon exercise of stock options granted under the Symmetry Medical Inc. 2002 Stock Option Plan.

(5)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the weighted average exercise price of the options granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Symmetry Medical Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed on March 25, 2005.

(b) The Current Report on Form 8-K, filed on February 16, 2005.

(c) The description of the Company’s common stock, par value $0.0001 per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of the Company’s Registration Statement on Form S-1, initially filed with the Commission on May 28, 2004 (Registration No. 333-116038), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on December 9, 2004 (Registration No. 001-32374).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock offered hereby will be passed upon for Symmetry Medical Inc. by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are partners in a partnership that has an investment in an affiliate of Olympus Growth Fund III, L.P., and certain partners of Kirkland & Ellis LLP are partners in a partnership that has an investment in limited liability company units of Olympus/Symmetry Holdings LLC, which is an investor in the Company. Kirkland & Ellis

LLP has provided legal services to us and to Olympus Partners and its affiliates from time to time and may continue to do so in the future.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Its Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(i) for any transaction from which the director derives an improper personal benefit;

(ii) for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(iii) for any improper payment of dividends or redemption of shares; or

(iv) for any breach of the director’s duty of loyalty to the Company or its stockholders.

The Company’s Certificate of Incorporation further provides, as permitted by Section 145 of the DGCL, that each person who was or is a party or is threatened to be made a party to or is otherwise involved with any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another company or other enterprise (an “indemnitee”), will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, against all expense, liability and loss (including attorneys’ fees), reasonably incurred or suffered by such indemnitee in connection therewith. This right of indemnification includes the obligation of the Company to provide an advance of expenses, although the indemnitee may be required to repay such an advance if there is a judicial determination that the indemnitee was not entitled to the indemnification.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warsaw, State of Indiana, as of March 28, 2005.

SYMMETRY MEDICAL INC.

By:	/s/ Brian Moore
Name:	Brian Moore
Title:	President, Chief Executive Officer (Principal
Executive Officer) and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian Moore and Fred Hite and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of March 28, 2005.

Signature	Title

/s/ Brian Moore Brian Moore	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Fred Hite Fred Hite	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Robert S. Morris Robert S. Morris	Director

/s/ James A. Conroy James A. Conroy	Director

/s/ Manu Bettegowda Manu Bettegowda	Director

/s/ Frank Turner Frank Turner	Director

/s/ Francis T. Nusspickel Francis T. Nusspickel	Director

/s/ Stephen B. Oresman Stephen B. Oresman	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 filed March 25, 2005.

4.3	Form of certificate representing shares of common stock, $0.0001 par value per share, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.4	Symmetry Medical Inc. Amended and Restated 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.12 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005 filed March 25, 2005.

4.5	Form of Restricted Stock Agreement under the Symmetry Medical Inc. 2004 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed February 16, 2005.

4.6	Symmetry Medical Inc. 2003 Stock Option Plan, incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.7	Form of Nonqualified Stock Option Agreement under the Symmetry Medical Inc. 2003 Stock Option Plan, incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.8	Symmetry Medical Inc. 2002 Stock Option Plan, incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

4.9	Form of Nonqualified Stock Option Agreement under the Symmetry Medical Inc. 2002 Stock Option Plan, incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (Registration File No. 333-116038, as amended).

5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24	Power of Attorney (contained within signature page).